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                               EXHIBIT 10.32

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                                 October 4, 1995


Mr. Mark Quick
c/o Fossil, Inc.
2280 N. Greenville Ave.
Richardson, Texas 75082

Re:  Compensation Program - Senior Vice President

Dear Mark:

Listed below is an outline of the Fossil, Inc. Compensation Program for the position of Senior Vice President.

A.  Salary

As of the commencement of your employment with Fossil on November 15, 1995, you will assume the office of Senior Vice President with an annual salary of $175,000.

B.  Bonus

You will be eligible to participate in the Annual Bonus Program of Fossil as amended from time to time.

C.  Stock Options

A total of 75,000 stock options will be awarded to you on or about November 15, 1995, with an exercise price equal to the closing price of a share of common stock of Fossil as of that date. This award is subject to the terms and conditions of the 1993 Long-Term Incentive Plan of Fossil, Inc. and your stock option award agreement (attached hereto).

These stock options will become exercisable, on a cumulative basis, as follows:
(i) with respect to 50% of the total number of shares subject to options, such options shall be exercisable as of the first anniversary date of the grant; and
(ii) with respect to an additional 25% of the total number of shares subject of options, such options shall be exercisable as of the second anniversary date of the grant; and (iii) with respect to the remaining 25% of the total number of shares subject to options, such options shall be exercisable as of the third anniversary date of the grant.

D.  Notice of Termination

Employment may be terminated by either party effective upon written notice to the other party. In the event that your employment is terminated by Fossil without cause prior to the third anniversary date of your commencement of employment, then Fossil agrees to pay you salary continuation (at your then current salary) from the date of such termination until such third anniversary date. In Fossil's sole and absolute discretion, such payments may either be in the form of monthly installments or a lump sum amount due and payable upon termination. No such payments shall be due, however, in the event of termination by reason of death, termination with cause, or voluntary termination of employment prior to the third anniversary date of your commencement of employment.

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E.  Insurance

You will be able to participate in the Company's medical, dental and disability insurance programs in accordance with standard Company plans.

Sincerely,

/s/ Kosta N. Kartsotis

Kosta N. Kartsotis


Enclosures:  Form of Stock Option Award Agreement 1993 Long-Term
                Incentive Plan of Fossil, Inc.